Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Westway Group, Inc. of: (i) our report dated March 9, 2009, with respect to the audit of the balance sheets of Shermen WSC Acquisition Corp. as of December 31, 2008 and 2007, and the related statements of operations, stockholders’ equity, and cash flows for the period from April 18, 2006 (date of inception) through December 31, 2008, which appears in the Annual Report on Form 10-K of Shermen WSC Acquisition Corp. for the years ended December 31, 2008 and 2007; and (ii) to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Rothstein Kass & Company, P.C.
Roseland, NJ
January 8, 2010